EXHIBIT 15.1
Awareness Letter of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
TD Ameritrade Holding Corporation
We are aware of the incorporation by reference in the following Registration Statements of TD Ameritrade Holding Corporation:

(1)	Registration Statement (Form S-8 No. 333-132016),

(2)	Registration Statement (Form S-8 No. 333-105336),

(3)	Registration Statement (Form S-8 No. 333-86164),

(4)	Registration Statement (Form S-8 No. 333-160073),

(5)	Registration Statement (Form S-3 No. 333-163211),

(6)	Registration Statement (Form S-3 No. 333-185286), and

(7)	Registration Statement (Form S-3 No. 333-217367);
of our report dated July 24, 2017 relating to the unaudited condensed consolidated interim financial statements of TD Ameritrade Holding Corporation that are included in its Form 10-Q for the quarter ended June 30, 2017.
/s/ ERNST & YOUNG LLP
New York, New York
July 24, 2017